Exhibit 99.1

ASX RELEASE

Limeade Announces Restructure for 2023 and CFO Resignation

SYDNEY, Australia and Bellevue, Washington. – 12 January 2023 – Limeade (ASX: LME, or the Company), an immersive employee well-being company that creates healthy employee experiences, today announced a company restructure that will lower its headcount overall by 15% and restructure its R&D, Product, Customer Operations, Customer Success, Marketing and Sales teams. The one-time costs associated with the reduction in force include severance payments and employee benefits and will involve future cash expenditures. Costs are anticipated to be be approximatelyUS$1.3 million and. The annualized savings are anticipated to be approximately US$7.0 million. The company also announced the resignation of its CFO Todd Spartz.

Summary

Corporate Restructure

The Limeade Restructured is Intended to:
•Facilitate annualized savings of approximately US$7.0 million associated with headcount reductions completed between 12 January 2023 and 31 March 2023
•Focus resources on the most strategic and impactful customer initiatives that deliver healthy employee experiences
•Increase operational efficiency to improve future financial performance
•Demonstrate commitment to manage cash resources

CEO Henry Albrecht shared: “This restructure is a difficult but necessary step. I speak on behalf of the Board and every company leader in sharing my heartfelt and immense gratitude to all of the LimeMates who have served our noble purpose.”

CFO Resignation

Limeade CFO, Mr Todd Spartz will resign as Chief Financial Officer (CFO) of the Company, departing 18 January 2023 to pursue another opportunity in the corporate sector. The company thanks him for his service. The Company has launched an internal and external search and in the interim, CFO His duties will be performed by the existing Limeade Finance team under the leadership of Controller Paul Crick with assistance from outside vendors as appropriate and necessary.

This release dated 12 January 2023 has been authorised for lodgement to ASX by the Board of Directors of Limeade and lodged by Mr Danny Davies the Limeade ASX Representative.

– ENDS –

Contact Information

Dr Thomas Duthy
Nemean Group for Limeade
thomas.duthy@limeade.com
+61 402 493 727

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About Limeade
Limeade is an immersive employee well-being company that creates healthy employee experiences. Limeade Institute science guides its industry-leading software and its own award-winning culture. Today, millions of users in over 100

Limeade, Inc.	ARBN 637 017 602	10885 NE 4th Street ∙ Suite 400 ∙ Bellevue ∙ WA 98004

countries use Limeade solutions to navigate the future of work. By putting well-being at the heart of the employee experience, Limeade reduces burnout and turnover while increasing well-being and engagement — ultimately elevating business performance. To learn more, visit www.limeade.com (ASX listing: LME).

Limeade, Inc. Australian Registered Business Number 637 017 602, a public limited company registered under the Washington Business Corporation Act (UBI Number: 602 588 317).

Disclosure
This ASX release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of any securities referred to herein in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful. Any securities referred to herein have not been registered under the US Securities Act of 1933, as amended (the "US Securities Act") and may not be offered or sold in the United States or to US persons absent registration or an applicable exemption from registration under the US Securities Act and applicable state securities laws. In addition, any hedging transactions involving the securities referred to herein may not be conducted unless in compliance with the US Securities Act.

Limeade, Inc.	ARBN 637 017 602	10885 NE 4th Street ∙ Suite 400 ∙ Bellevue ∙ WA 98004